EXHIBIT 11. EARNINGS PER SHARE

                                                                     YEAR ENDED DECEMBER 31,
                                                                   ----------------------------
                                                                    1996       1995       1994
                                                                   ------     ------     ------
                                                                      (DOLLARS IN THOUSANDS,
                                                                      EXCEPT PER SHARE DATA)
PRIMARY NET INCOME PER SHARE:
Net income.......................................................  $6,883     $6,292     $4,972
Stock and stock equivalents (average shares):
  Common shares outstanding......................................   4,980      4,835      4,717
  Stock options (a)..............................................     157         87         77
                                                                   ------     ------     ------
Total stock and stock equivalents................................   5,137      4,922      4,794
                                                                   ------     ------     ------
PRIMARY NET INCOME PER SHARE.....................................  $ 1.34     $ 1.28     $ 1.04
                                                                   ======     ======     ======
FULLY DILUTED NET INCOME PER SHARE:
Net income.......................................................  $6,883     $6,292     $4,972
Stock and stock equivalents (average shares):
  Common shares outstanding......................................   4,980      4,835      4,717
  Stock options (b)..............................................     185        161         77
                                                                   ------     ------     ------
Total stock and stock equivalents................................   5,165      4,996      4,794
                                                                   ------     ------     ------
FULLY DILUTED NET INCOME PER SHARE...............................  $ 1.33     $ 1.26     $ 1.04
                                                                   ======     ======     ======

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(a) Shares were assumed to be repurchased at the average closing stock prices for the years ended December 31, 1996, 1995, and 1994.

(b) Shares were assumed to be repurchased at the December 31, 1996, 1995, and 1994 closing prices, respectively.